Exhibit 23.2
CONSENT OF EXPERT
I hereby consent to the use of and reference to my name, Dr. Cengiz Y. Demirci, AIPG (CPG), and the information that I reviewed and approved, as described or incorporated by reference in SSR Mining Inc.’s Registration Statement on Form S-8, filed with the United States Securities and Exchange Commission on June 17, 2022.
Dated this 17th day of June, 2022.
Yours very sincerely,

/s/ Cengiz Y. Demirci
Cengiz Y. Demirci, AIPG (CPG)